Exhibit 99.1

Champps Entertainment Announces First Quarter Results

Littleton, Colo. November 7, 2006 - Champps Entertainment, Inc. (Nasdaq:CMPP) today announced results for its fiscal 2007 first quarter ended October 1, 2006.

Total revenues for the first quarter decreased 4.3% to $49.3 million, compared with revenues of $51.5 million for the first quarter last fiscal year. Comparable same store sales decreased 3.9 percent for first quarter 2007. Comparable alcohol sales decreased 2.0 percent, while comparable food sales decreased 4.6 percent for the first quarter 2007.

Net loss for the first quarter 2007 was $42,000, or $0.00 loss per diluted share compared to net loss of $0.2 million, or $0.02 loss per diluted share in the same quarter last year. A discontinued operations loss of $0.3 million (net of tax), or $0.03 loss per diluted share, was recorded in last year’s first quarter.

“We found the macro-economic factors we experienced in the first half of this calendar year carried over to this last quarter and negatively influenced our sales. We also believe our sales were negatively affected by increased competitor media advertising and discounting,” noted Mike O’Donnell, Champps’ Chairman, President, and Chief Executive Officer. “These outside influences aside, we are disappointed in our results this quarter as it is our job to adjust and focus on increasing sales and controlling costs.”

O’Donnell added, “We continue to believe the best way for us to meet our goals of increased sales and profits is by concentrating on what we can positively influence. We continue to focus on our initiatives and improving the basics of our business so we can deliver superior experiences to our customers that will ultimately translate into higher restaurant volumes and profits. Specifically, we are continuing the roll-out of our new cash flow partnership bonus plan, focusing on menu development and product execution, and enhanced training programs including the roll-out of our “visioneering” culture based training program which communicates our foundational ideas, principles and stakeholder commitments. Additionally, we are working to return to growth in the future, with our first new restaurant scheduled to open in September 2007 and we expect to hire a new franchise development executive in the near future to start growth in that area as well.”

Product costs increased to 29.1 percent of sales in the most recent quarter from 28.1 percent of sales compared to the first quarter of the last fiscal year reflecting higher produce and seafood costs. Labor costs increased to 33.0 percent of sales from 32.7 percent of sales for the same period last fiscal year primarily due to the de-leveraging effect associated with lower sales. Other operating costs increased to 16.7 percent of sales in this year’s first quarter from 15.0 percent of sales in the same quarter last year primarily as a result of higher marketing costs and the lower average sales. During the first quarter of fiscal 2007, approximately $0.3 million was spent on a radio marketing test in two markets. Occupancy expense decreased to 10.0 percent of sales versus 10.5 percent of sales in the first quarter last fiscal year because of reduced general and property insurance costs. Depreciation and amortization expense was 5.3% of revenues in both the first quarters of fiscal 2007 and 2006.

General and administrative expenses for the first quarter decreased to $3.5 million, or 7.1 percent of revenues, compared to $3.7 million, or 7.2 percent of revenues, in the comparable period last fiscal year. This decrease resulted from reduced support staff levels and compensation expense for stock-based compensation partially offset by higher legal costs related to litigation and higher tax costs.

Dave Womack, Chief Financial Officer, commented, “We do not expect to open any new restaurants in fiscal 2007, however, we do expect to return to modest growth in fiscal 2008. Our capital spending for fiscal 2007 is expected to be between $4 to $6 million, which is dependent on the level of new location capital spending related to fiscal 2008 openings. During the first quarter of fiscal 2007, we repurchased 100,000 common shares at a cost of $603,000.”

The Company’s management will discuss the results of the first quarter 2007 on a conference call and simultaneous webcast on November 8, 2006, at 10:00 a.m. ET. To hear the call in a listen-only mode, participants must dial 877-497-1954 or 706-758-9642 (International) at least ten minutes prior to the start of the call and refer to conference identification number 9710594. To hear a live Web simulcast of the call, visit the company’s Web site at www.champps.com, click on the Investor Relations icon and refer to conference identification number 9710594.

If unable to participate at the time of the call, the archived webcast can be accessed until December 8, 2006, by visiting www.champps.com, clicking on the Investor Relations icon and referring to conference identification number 9710594.

About Champps Entertainment, Inc.

Champps Entertainment, Inc. owns and operates 50 and franchises/licenses 13 Champps restaurants in 23 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

Safe Harbor Statement

Certain statements made in this press release are forward-looking statements based on management’s current experience and expectations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements include statements regarding our strategic initiatives; stock repurchase program; lease renegotiations; impairment charges and closing of restaurants; new menu and operating initiatives critical to improvement in same store sales, the absence of new store openings in the remainder of fiscal 2007, and future uses of cash for stock repurchases or exit costs, among others. Among the factors that could cause future results to differ materially from those provided in this press release are: the ability of the Company to successfully implement our strategic initiatives to improve same store sales; the ability to make and fund stock repurchases; the ability to successfully close or renegotiate lease terms for certain restaurants; the impact of intense competition in the casual dining restaurant industry, the Company’s ability to control restaurant operating costs, which are impacted by commodity prices, minimum wage and other employment laws, fuel and energy costs, consumer perceptions of food safety, changes in consumer tastes and trends, and general business and economic conditions. Information on significant potential risks and uncertainties that may also cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the SEC. The words “may,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “should” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

Contact:

    Champps Entertainment, Inc., 303-804-1333

        Michael P. O’Donnell, CEO

        David D. Womack, CFO

CHAMPPS ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended October 1, 2006

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	October 1, 2006	October 2, 2005
Revenue
Sales	$49,135	$51,339
Franchising and royalty, net	180	137

Total revenue	49,315	51,476

Costs and expenses
Cost of sales and operating expenses
Product costs	14,287	14,451
Labor costs	16,238	16,763
Other operating expense	8,187	7,667
Occupancy	4,917	5,397
Pre-opening expense	—	9
General and administrative expense	3,515	3,691
Depreciation and amortization	2,604	2,723
Severance	(136)	100
Other (income) expense	19	59

Income (loss) from operations	(316)	616
Interest expense and income, net	267	333
Expenses related to predecessor companies	12	(3)

Income (loss) from continuing operations, before tax	(595)	286
Income tax expense (benefit)	(558)	175

Income (loss) from continuing operations	(37)	111
Loss on discontinued operations, net of tax	5	317

Net loss	$(42)	$(206)

Basic income (loss) per share:
Income (loss) from continuing operations	$—	$0.01
Loss from discontinued operations, net of tax	—	(0.03)

Net loss	$—	$(0.02)

Diluted income (loss) per share:
Income (loss) from continuing operations	$—	$0.01
Loss from discontinued operations, net of tax	—	(0.03)

Net loss	$—	$(0.02)

Basic weighted average shares outstanding	13,149	13,050
Diluted weighted average shares outstanding	13,149	13,120

CHAMPPS ENTERTAINMENT, INC.

Supplemental Information

  (Stated as a percentage of restaurant sales)

  (Unaudited)

	Three Months Ended
	October 1, 2006	October 2, 2005
Store weeks	650	650
Average weekly sales	75,592	78,983
Product costs	29.1%	28.1%
Labor costs	33.0%	32.7%
Other operating expenses	16.7%	15.0%
Occupancy	10.0%	10.5%
Pre-opening expenses	0.0%	0.0%

Total cost of sales and operating expenses	88.8%	86.3%
Depreciation and amortization	5.3%	5.3%
Total cost of sales, operating expenses and depreciation and amortization	94.1%	91.6%

General and administrative expense	7.1%	7.2%

(Stated as a percentage of revenue)

Champps Entertainment, Inc.

Selected Balance Sheet Information

(In thousands)

(Unaudited)

	October 1, 2006	July 2, 2006
Cash and cash equivalents	$7,742	$9,449
Current assets	23,531	24,869
Total assets	134,151	136,702
Current liabilities	11,300	13,377
Debt	14,757	14,707
Total shareholders’ equity	76,291	76,728

Champps Entertainment, Inc.

Selected Cash Flow Information

(In thousands)

(Unaudited)

	Three Months Ended
	October 1, 2006	October 2, 2005
Net cash provided by (used in) operating activities	$(277)	$485
Net cash used in investing activities	(857)	(1,280)
Net cash provided by (used in) financing activities	(573)	369

Net change in cash and cash equivalents	$(1,707)	$(426)